EXHIBIT 23.8
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Post Effective Amendment No. 1 on Form S-3 of our report dated February 24, 2006, except for Note 10, which is as of December 13, 2006, relating to the financial statements and financial statement schedule as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, which appears in PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/   PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 8, 2007